Exhibit 23.6

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2014, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. (“Griffin-American”) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 included in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of NorthStar Realty Finance Corp. (“NorthStar”) and the related Joint Proxy Statement/Prospectus of NorthStar and Griffin-American for the registration of NorthStar’s common stock filed on September 26, 2014, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
September 25, 2014